Exhibit 99.1

News Release	2008-05

Intelsat Announces Changes to Executive Team

Stephen Spengler Appointed Executive Vice President, Sales & Marketing

Thierry Guillemin Appointed Senior Vice President & Chief Technical Officer

Pembroke, Bermuda, February 12, 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced a number of executive appointments, effective immediately.

Intelsat Chief Executive Officer Dave McGlade has appointed Stephen Spengler to the position of Executive Vice President, Sales & Marketing, and Thierry Guillemin to the position of Senior Vice President & Chief Technical Officer, both new roles. These roles replace the Chief Operating Officer position vacated by James Frownfelter, who submitted his resignation from Intelsat on 8 February 2008.

Mr. Spengler most recently served as Intelsat’s Senior Vice President, Europe, Middle East, Africa & Asia Pacific Sales, and has over 25 years experience in the telecommunications industry. Since joining Intelsat in 2003, Mr. Spengler has served in a number of sales leadership positions, and led Intelsat’s Global Marketing and Sales organizations immediately prior to Intelsat’s acquisition of PanAmSat in 2006. As Executive Vice President, Sales & Marketing, Mr. Spengler will have responsibility for Intelsat’s global marketing and sales efforts, which include providing services to media and network services customers in approximately 200 countries and territories.

Mr. Guillemin most recently served as Intelsat’s Vice President of Satellite Operations & Engineering, where he was responsible for the service availability of Intelsat’s in-orbit fleet of 54 satellites. Mr. Guillemin has over 25 years experience in the satellite industry, in disciplines including spacecraft development, launch and operations. As Senior Vice President & Chief Technical Officer, Mr. Guillemin will be responsible for customer operations, space systems management and planning, and satellite operations.

In announcing the appointments, Mr. McGlade said, “Over the past several years, Intelsat has built a highly skilled management team, one that understands the needs of our global customer base and that is fully capable of profitably growing the business. I am proud of the bench strength we enjoy throughout the organization, and today’s appointments reflect Intelsat’s leadership in this respect. We thank Jim Frownfelter for his years of service to PanAmSat, and for his contributions to our successful merger integration progress.”

- more -

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering advanced transmission access for information and entertainment to some of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat also offers seamless service for voice, data and video transmission unmatched in the industry. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever expanding universe of satellite services are the cornerstones of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

Intelsat, Ltd.

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2006 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #